Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

InvenSense, Inc.,

a Delaware Corporation

ARTICLE I

The name of this corporation is InvenSense, Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Company shall have authority to issue is one hundred (100) shares of designated Common Stock, par value of $0.0001 per share.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

ARTICLE VI

The number of directors of the Company shall be fixed from time to time in a manner provided in the Bylaws or any amendment thereof duly adopted by the Board of Directors or by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VII

The Company is to have perpetual existence.

ARTICLE VIII

The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors.

ARTICLE IX

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE X

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of the Company of this Article X to authorize any corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE XI

To the fullest extent permitted by applicable law, this Company is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which the DGCL permits this Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Company, its stockholders, and/or others.

Any repeal or modification of any of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Company with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XII

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.